Exhibit 99.1
NEWS RELEASE

Contacts:
Jeff Warren
Medtronic Investor Relations
763-505-2696

Marybeth Thorsgaard
Medtronic Public Relations
763-505-2644
FOR IMMEDIATE RELEASE
MEDTRONIC COMMENTS ON CMS IN-PATIENT REIMBURSEMENT
DECISION AND PRELIMINARY FIRST QUARTER REVENUES
ICD Market Dynamics and Initiatives to Accelerate Market Growth and
Market Share Highlighted
MINNEAPOLIS — Aug. 2, 2006 — Medtronic, Inc. (NYSE: MDT), today commented on the final rule for in-patient reimbursement that was released by the Centers for Medicare and Medicaid Services (CMS). The company also discussed preliminary revenues for the first fiscal quarter that ended July 28, 2006, and focused on the implantable cardioverter defibrillator (ICD) market, together with initiatives the company is undertaking to reaccelerate growth and market share in this product line.
In-Patient Hospital Reimbursement
Yesterday, CMS issued its final rule on in-patient hospital payments for fiscal year 2007. Medtronic Chairman and CEO, Art Collins, commended CMS Administrator, Dr. Mark McClellan, and CMS staff for requesting and responding to stakeholder input in setting the final in-patient reimbursement rates, and for ensuring a smooth transition to a new cost-based reimbursement system. Collins also observed that the final rule preserved patient access to some of the newest, most innovative medical technologies by ensuring that adequate reimbursement exists for these procedures.
Commenting on several of Medtronic’s largest product lines, company officials noted that average ICD reimbursements are scheduled to decline approximately 2.7 percent; average pacemaker reimbursements are scheduled to increase approximately 1.6 percent; and average spinal product reimbursements are scheduled to increase approximately 8.0 percent. The company will continue to work collaboratively with CMS, hospitals, physicians, patients and the medical device industry association, AdvaMed, as the new reimbursement system is phased in over the next three years, and as additional reimbursement issues are addressed.
Preliminary First Quarter Revenues
The company announced preliminary first quarter corporate revenues of $2.9 billion, representing an increase of 8 percent over the same quarter last year. The impact of foreign currency on revenues was negligible during the quarter. The following are preliminary first quarter revenues and growth rates by major business, with comparisons to the first quarter of last fiscal year.
•	Cardiac Rhythm Disease Management (CRDM) revenues of $1.252 billion were down 1 percent. Pacing revenues of $460 million grew 3 percent. ICD revenues of $675 million were down 6 percent. Emergency Response Systems revenues of $100 million grew 14 percent,

•	Vascular revenues of $281 million grew 37 percent,

•	Cardiac Surgery revenues of $168 million grew 2 percent,

•	Neurological revenues of $276 million grew 18 percent,

•	Diabetes revenues of $196 million grew 13 percent,

•	Spinal revenues of $598 million grew 14 percent, and

•	Ear, Nose and Throat (ENT) revenues of $129 million grew 7 percent.
As Collins reviewed the preliminary revenue results, he noted that even though a number of businesses showed strong performance, overall corporate revenues came in below expectations due to a shortfall resulting from a decline in the U.S. ICD market. He also said that he expects Medtronic’s revenue growth to continue to outpace the growth rate of the medical technology industry.
ICD Market Dynamics and Growth Initiatives
Collins reaffirmed the attractiveness of the ICD market and noted that a large percentage of the patients who are indicated for ICD therapy have yet to receive it. Bill Hawkins, Medtronic President and COO, provided a more detailed explanation of ICD market dynamics and Medtronic’s market share during the quarter. Hawkins noted that while the ICD market growth and the Medtronic ICD revenue growth outside the United States remained robust, the U.S. ICD market and Medtronic’s ICD revenues inside the United States declined versus the same quarter last year. Hawkins then reviewed a number of initiatives, some of which are already underway, to reaccelerate ICD market growth and improve Medtronic’s market share.
First Quarter Earnings Commentary
Gary Ellis, Medtronic Chief Financial Officer, confirmed that the first quarter earnings release is scheduled for August 22, 2006. Ellis said that it is too early to precisely project first quarter earnings per share. However, based on preliminary revenues, and excluding one-time charges, first quarter earnings per share of $0.53 to $0.55 seemed reasonable at this time. Excluding the impact of stock option expensing and special charges, this would represent a growth rate of between 11 and 15 percent compared to the same quarter last year.
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world.
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Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 28, 2006. Actual results may differ materially from anticipated results.